DATE: July 23, 2003

American Medical Systems
Reports Record Sales
for Second Quarter

Women’s Health Revenues
Grow 58 percent

     MINNEAPOLIS, July 23 – American Medical Systems Holdings Inc. (Nasdaq: AMMD) reported record sales in the second quarter of 2003 of $42.2 million, a 16 percent increase over sales of $36.3 million in the comparable quarter of 2002 (13 percent without gain from currency exchange rate changes). Net income in the quarter was $6.3 million, or $0.19 per share, up 11 percent from $5.7 million, or $0.17 per share, in the comparable quarter of 2002.

     Sales in the six months through June 2003 were $81.6 million, up 15 percent from sales of $71.0 million in 2002 (12 percent without gain from currency exchange rate changes). Net income in the six months was $11.8 million, or $0.35 per share, up 6 percent from $11.1 million, or $0.33 per share in 2002. Net income in the first half of 2002 benefited from a one-time gain with the company’s pension fund termination, without which 2002 net income would have been $10.7 million, or $.31 per share. A summary of the adjustments is attached.

     Douglas W. Kohrs, president and CEO, commented, “We are proud of our performance and the progress we are making with our broad range of product offerings. Revenues continue to show strong growth, with second quarter revenue from women’s health products growing 58 percent over the comparable period last year. We again demonstrated improved operating lever-age as evidenced by significant operating margin improvement from the first quarter of 2003.”

Outlook

     For the year 2003, the Company expects sales to increase 17 to 20 percent over 2002, and full-year operating margin to show improvement over the prior year.

     In the third quarter of 2003, AMS expects total revenues to be in the range of $39 to $41 million dollars. Operating margin as a percent of sales for the third quarter of 2003 is expected to be better than the second quarter of 2003 and lower than the third quarter of 2002.

Earnings Call Information

     American Medical Systems will host a conference call today at 5:00 p.m. eastern time to discuss its second quarter 2003 results. A live web cast of the call is available from the Company’s corporate website at www.AmericanMedicalSystems.com and via replay two hours after the completion of the call.

American Medical Systems
July 23, 2003

About American Medical Systems

     American Medical Systems, headquartered in Minnetonka, Minnesota, is a world leader in medical devices and procedures to treat erectile dysfunction (ED); other men’s health problems, (including incontinence, BPH, and stricture); and women’s health problems, including, menorrhagia, incontinence, and other pelvic floor defects. Although not often life-threatening, these disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer life expectancy, higher quality-of-life expectations, and greater awareness of new treatment alternatives. Physicians use American Medical Systems’ products to reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive surgery. The company believes its products were used to treat over 80,000 patients in 54 countries during the last 12 months. More information about the company and its products may be found at the company’s website: .

Forward-Looking Statements

     Statements about the company’s future product availability, sales, and financial results are forward-looking statements subject to risks and uncertainties including the timing and success of new product introductions, continued physician endorsement and use of the company’s products, competitor activities, changes in reimbursement rates, potential product recalls, and the integra- tion of acquired businesses and product lines. These risks and uncertainties are more fully described in the company’s Annual Report on Form 10-K for the year ended December 28, 2002, and its other SEC filings. Actual results may differ materially from anticipated results.

Contact:	Doug Kohrs
President and Chief Executive Officer
952-930-6118
Doug.Kohrs@AmericanMedicalSystems.com

Jim Call
Executive Vice President
  and Chief Financial Officer
952-930-6238
Jim.Call@AmericanMedicalSystems.com

American Medical Systems
July 23, 2003

American Medical Systems Holdings Inc.
Statements of Operations
(In thousands, except per share data)

	Three months through June		Six months through June

	2002	2003	2002	2003

Sales	$36,330	$42,224	$71,045	$81,571
Operating expenses
Cost of goods sold	7,120	7,381	14,252	14,324
Marketing and selling	13,108	16,984	25,918	31,781
Research and development	3,197	3,483	6,031	7,274
General and administrative	3,357	3,845	6,636	7,915
Amortization of intangibles	939	1,039	1,878	2,104

Total operating expenses	27,721	32,732	54,715	63,398
Operating income	8,609	9,492	16,330	18,173
Other income (expense)
Royalty income	747	687	1,530	1,464
Interest expense, net	(393)	(586)	(723)	(1,182)
Other income	445	286	1,166	321

Total other income	799	387	1,973	603
Income before income taxes	9,408	9,879	18,303	18,776
Provision for income taxes	3,678	3,542	7,156	6,985

Net income	$5,730	$6,337	$11,147	$11,791

Net income per share
Basic	$0.18	$0.19	$0.35	$0.36
Diluted	$0.17	$0.19	$0.33	$0.35
Weighted average shares used in calculation
Basic	32,171	32,800	32,072	32,673
Diluted	34,245	34,077	34,244	34,057

American Medical Systems
July 23, 2003

American Medical Systems Holdings Inc.
Consolidated Balance Sheets
(In thousands)

	December 28, 2002	June 28, 2003

Assets
Current assets
Cash and short-term investments	$79,429	$44,399
Accounts receivable, net	27,208	29,938
Inventories	13,475	17,160
Deferred taxes and other current assets	5,697	5,644

Total current assets	125,809	97,141
Property, plant and equipment, net	21,328	24,484
Goodwill and intangibles, net	96,298	138,431
Deferred taxes and other assets	8,210	5,064

Total assets	$251,645	$265,120

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,000	$3,122
Accrued liabilities	19,523	19,320
Deferred taxes	—	1,571
Current portion of notes payable	6,000	6,546

Total current liabilities	28,523	30,559
Long-term notes payable	18,000	14,727
Other long-term liability	860	—
Stockholders’ equity	204,262	219,834

Total liabilities and stockholders’ equity	$251,645	$265,120

American Medical Systems
July 23, 2003

American Medical Systems Holdings Inc.
Consolidated Statements of Cash Flow
(In thousands)

	Six months through June

	2002	2003

Cash flows from operating activities
Net income	$11,147	$11,791
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,028	2,865
Amortization of intangibles, including deferred financing costs	2,009	2,239
Income tax benefit related to stock option plans	102	88
Non-cash deferred compensation	542	892
Change in net deferred taxes	2,231	(992)
Changes in operating assets and liabilities	(9,197)	(5,181)

Net cash provided by operating activities	8,862	11,702
Cash flows from investing activities
Purchase of property, plant and equipment	($920)	($1,599)
Purchases of businesses, net of cash acquired	0	(43,043)
Purchase of investments, net of sales	(3,071)	0

Net cash used in investing activates	(3,991)	(44,642)
Cash flows from financing activities
Issuance of common stock	$991	$1,269
Payments on long-term debt	(3,546)	(3,319)

Net cash used in financing activities	(2,555)	(2,050)
Effect of exchange rates	411	(40)

Net increase (decrease) in cash and cash equivalents	$2,727	($35,030)

American Medical Systems
July 23, 2003

American Medical Systems Holdings Inc.
Selected Sales Information
(In thousands)

	Three months through June		Six months through June

	2002	2003	2002	2003

Sales
Product line
Erectile restoration	$17,793	$17,964	$35,089	$35,818
Other men’s health
Male incontinence	9,117	10,727	18,134	21,010
Other	1,670	1,309	3,313	2,508

Total	10,787	12,036	21,447	23,518
Women’s health	7,750	12,224	14,509	22,235

Total	$36,330	$42,224	$71,045	$81,571

Geography
United States	$29,668	$33,919	$58,827	$66,266
Outside United States	6,662	8,305	12,218	15,305

Total	$36,330	$42,224	$71,045	$81,571

American Medical Systems
July 23, 2003

American Medical Systems Holdings Inc.
Adjustments to Operating Income, Net Income,
and Earnings Per Share for Consistent
Presentation from 2002 to 2003
(In thousands, except per share data)

	Three months through June		Six months through June

	2002	2003	2002	2003

Adjustments in Operating Income
Reported operating income	$8,609	$9,492	$16,330	$18,173
Add back operating loss for Cryogen	0	2,393	0	4,364

Adjusted operating income	8,609	11,885	16,330	22,537

Adjustments in net income
Reported net income	5,730	6,337	11,147	11,791
Add back after tax loss for Cryogen
Operating loss for Cryogen	0	2,393	0	4,364
Tax impact	0	(874)	0	(1,623)

Increase in net income	0	1,519	0	2,741
Adjust for 2002 pension fund termination
Pension accrual reversal	0	0	(716)	0
Tax impact	0	0	272	0

Decrease in net income	0	0	(444)	0

Total increase (decrease) in net income	0	1,519	(444)	2,741

Adjusted net income	$5,730	$7,856	$10,703	$14,532

Net income per share
Reported
Basic	$0.18	$0.19	$0.35	$0.36
Diluted	$0.17	$0.19	$0.33	$0.35
Adjusted
Basic	$0.18	$0.24	$0.33	$0.44
Diluted	$0.17	$0.23	$0.31	$0.43